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Exhibit 21
Subsidiaries of Registrant

Subsidiary of Alliance Bancorp of New England, Inc.:
Tolland Bank
Alliance Capital Trust I

Subsidiaries of Tolland Bank:
Asset Recovery Systems, Inc.
Tolland Investment Corporation